Exhibit 10.13

TAX RECEIVABLE AGREEMENT

by and among

X-ENERGY, INC.

X-ENERGY REACTOR COMPANY, LLC

THE TRA PARTIES

and

OTHER PERSONS FROM TIME TO TIME PARTY HERETO

Dated as of [ • ], 2026

Exhibits

Exhibit A	-	List of Exchange TRA Parties
Exhibit B	-	List of Blocker Shareholders
Exhibit C	-	Form of Joinder Agreement

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], is hereby entered into by and among X-energy, Inc., a Delaware corporation (the “Corporation”), X-energy Reactor Company, LLC, a Delaware limited liability company (“XERC”), and each of the TRA Parties that are from time to time a party hereto.

RECITALS

WHEREAS, XERC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, XERC entered into the Operating Agreement (defined below) wherein XERC recapitalized all existing ownership interests in XERC into membership interests in the form of Common Units (as defined in Operating Agreement) (the “Recapitalization”);

WHEREAS, following the Recapitalization and immediately prior to the consummation of Common Unit Contribution, each of the Exchange TRA Parties held Common Units and, as of the date hereof, continues to hold (or prior to an Exchange will hold) a portion of such Common Units;

WHEREAS, [•] and [•], (each a “Blocker Company” and collectively, the “Blocker Companies”) are taxable as corporations for U.S. federal income tax purposes;

WHEREAS, as a result of certain reorganization transactions undertaken in connection with the IPO of the Corporation, (i) each Blocker Company will merge with and into the Corporation or a subsidiary of the Corporation (each, a “Merger”), and as a result of such Merger the Corporation will be entitled to utilize certain Blocker Tax Attributes attributable to such Blocker Company and (ii) and certain of the Common Units held by the Exchange TRA Parties were acquired by the Corporation from the Exchange TRA Parties in a transaction intended to qualify as a tax-free contribution under Section 351(a) of the Code (the “Common Unit Contributions”);

WHEREAS, on the date hereof, the Corporation issued shares of its Class A Common Stock in an initial public offering of its Class A Common Stock (the “IPO”);

WHEREAS, immediately following the consummation of the IPO, the Corporation acquired newly issued Common Units from XERC using the net proceeds from the IPO (the “Unit Purchase”) and became the managing member of XERC and XERC and the Corporation effectuated certain other transactions to combine the businesses of XERC and the Corporation;

WHEREAS, following the IPO, the Operating Agreement provides each Exchange TRA Party a redemption right pursuant to which each Exchange TRA Party may cause XERC to redeem all or a portion of its Common Units from time to time for shares of Class A Common Stock or, under certain circumstances, at the Corporation’s option, cash (a “Redemption”), subject to the Corporation’s right, in its sole discretion, to elect to effect a direct exchange of cash or shares of Class A Common Stock for such Common Units between the Corporation and the applicable Exchange TRA Party in lieu of such a Redemption (a “Direct Exchange”), and as a result of any such Redemption or Direct Exchange the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Covered Tax Assets;

WHEREAS, XERC and each of its subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code for the Taxable Year in which any Exchange occurs, which election will cause any such Exchange to result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by XERC and such subsidiaries pursuant to Section 743(b) and Section 734(b) of the Code; and

WHEREAS, the Parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Covered Tax Assets and the making of payments under this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

Definitions

Section 1.1.      Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verified forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all state and local Covered Taxes (including, for the avoidance of doubt, the U.S. federal income tax benefit realized by the Corporation with respect to such state and local Covered Taxes).

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters selected by the Corporation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. With respect to each TRA Party, each of the following shall be deemed an “Affiliate”: (a) a trust, family limited partnership or similar estate planning vehicle, under which the distribution of an interest in this Agreement may be made only to beneficiaries who are such TRA Party, such TRA Party’s current or former spouse, siblings, parents, or spouse’s or former spouse’s parents or siblings or lineal descendants (whether natural or adopted) of the TRA Party, such TRA Party’s current or former spouse, siblings, parents or current or former spouse’s parents or siblings and any charitable foundation of such TRA Party; (b) a charitable remainder trust, the income of which shall be paid to such TRA Party during such TRA Party’s life; and (c) such TRA Party’s current or former spouse, siblings, parents, or current or former spouse’s parents or siblings or lineal descendants (whether natural or adopted) of the TRA Party, such TRA Party’s current or former spouse, siblings, parents or current or former spouse’s siblings or parents and any charitable foundation or other charitable donee of such TRA Party.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b).

“Amount Realized” means, with respect to any Exchange that is not eligible for nonrecognition treatment (as determined for U.S. federal income tax purposes), at any time, the sum of (i) the Market Value of the shares of Class A Common Stock or the amount of cash (as applicable) transferred to a TRA Party pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities of the XERC Group allocated to the Common Units acquired pursuant to the Exchange under Section 752 of the Code.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the products of (i) the Corporation’s income and franchise tax apportionment factor for each state and local jurisdiction in which the Corporation or XERC (to the extent the Corporation is includible on XERC’s Tax Return) files income or franchise Tax Returns for the relevant Taxable Year, in each case, as shown on the relevant Tax Return filed by the Corporation or XERC and (ii) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which the Corporation or XERC files income or franchise Tax Returns for each relevant Taxable Year.

“Attributable” is defined in Section 3.1(b)(i).

“Attribute Schedule” is defined in Section 2.2.

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” is defined in Section 2.1(a).

“Blocker Company” is defined in the recitals.

“Blocker Shareholders” means the entities identified as Blocker Shareholders on Exhibit B and their Permitted Transferees.

“Blocker Tax Attributes” means (i) the Blocker Transferred Basis and (ii) net operating losses (and carryforwards thereof), capital losses (and carryforwards thereof), disallowed interest expense carryforwards under Section 163(j) of the Code and credit carryforwards of the Blocker Companies relating to taxable periods ending on or prior to the IPO (such taxable periods, the “Pre-IPO Tax Period” and such attributes, the “Pre-IPO NOLs”). Notwithstanding the foregoing, the term “Pre-IPO NOL” shall not include any Tax attribute of a Blocker Company that is used to offset Taxes of such Blocker Company, if such offset Taxes are attributable to taxable periods (or portion thereof) ending on or prior to the date of the Merger.

“Blocker Transferred Basis” means the share of Tax basis (including under Sections 734(b), 743(b) and 754 of the Code and Section 1.743-l(h) of the Treasury Regulations and, in each case, the comparable sections of U.S. state and local tax law) of the Reference Assets that is amortizable under Section 197 of the Code or that is otherwise amortizable or depreciable for U.S. federal income tax purposes, in each case, attributable to the Common Units acquired by the Corporation from the Blocker Companies in the Mergers; provided, that for the avoidance of doubt, Blocker Transferred Basis shall not include any Existing Basis, Basis Adjustments or any Exchange Existing Basis.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Change of Control” shall have the meaning ascribed to such term in the Operating Agreement.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Unit Contribution” is defined in the Recitals.

“Common Units” shall have the meaning ascribed to such term in the Operating Agreement.

“Consent Requirement” is defined in Section 7.5(a).

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble to this Agreement.

“Covered Tax Assets” means (i) Existing Basis, (ii) Exchange Existing Basis; (iii) Basis Adjustments (iv) Blocker Tax Attributes and (v) Imputed Interest. The determination of Exchange Existing Basis or Blocker Transferred Basis that is allocable to Common Units being exchanged by the TRA Party (and payments made hereunder with respect to such tax basis) or attributable to a Blocker Company shall be determined in good faith by the Corporation in consultation with the Advisory Firm; provided, that in no event will the Exchange Existing Basis, Existing Basis or Blocker Transferred Basis exceed one hundred percent (100%) of the existing tax basis in the Reference Assets that are Covered Tax Assets and allocable to the Corporation at any time. For the avoidance of doubt, Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the tax items described in clauses (i) through (iv).

“Covered Taxes” means any U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest imposed in respect thereof under applicable Law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Default Rate Interest” is defined in Section 5.2.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of state or local tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.7(a).

“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered and (ii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach.

“Early Termination Notice” is defined in Section 4.2(a).

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Reference Date” is defined in Section 4.2(b).

“Early Termination Schedule” is defined in Section 4.2(b).

“Exchange” means any Direct Exchange, any Redemption or any other transfer (as determined for U.S. federal income tax purposes) of Common Units to the Corporation from a TRA Party, but excluding the Common Unit Contribution.

“Exchange Existing Basis” means (i) the existing tax basis of the Reference Assets that are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land, in each case, attributable to the Common Units transferred upon (A) an Exchange, determined as of immediately prior to the time of such Exchange or (B) the Common Unit Contribution, determined as of immediately prior to the Common Unit Contribution and (ii) any increase or decrease (if any) to such tax basis referred to in clause (i) under Section 743(b) of the Code; provided, that for the avoidance of doubt, Exchange Existing Basis shall not include any Existing Basis, Basis Adjustments or any Blocker Transferred Basis.

“Exchange TRA Parties” means each of the Persons (other than Blocker Shareholders and the Corporation) listed on Exhibit A as a party hereto as of the date hereof and their Permitted Transferees.

“Existing Basis” means the Corporation’s proportionate share of the XERC Group’s tax basis in the Reference Assets (other than the Blocker Transferred Basis) held by the XERC Group at the time of the IPO that are amortizable under Section 197 of the Code and reported as amortizable on IRS Form 4562 for U.S. Federal income tax purposes (without taking into account Section 704(c) of the Code) corresponding to (A) Common Units acquired by the Corporation in the Unit Purchase at the time of the IPO or (B) any Common Units acquired by the Corporation after the IPO (other than any Common Units acquired (or deemed acquired) by the Corporation in connection with a Redemption, Direct Exchange or other transaction treated as a direct purchase of Common Units by the Corporation from a Member pursuant to Section 707(a)(2)(B) of the Code) (such acquisition of Units, a “Subsequent Capital Contribution”).

“Expert” is defined in Section 7.8(a).

“Final Payment Date” means, with respect to any Payment required to be made pursuant to this Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability; provided, that for purposes of determining the Hypothetical Tax Liability, (i) the combined tax rate for U.S. state and local Covered Taxes shall be the Assumed State and Local Tax Rate (including, for the avoidance of doubt, for the purpose of calculating the U.S. federal income tax benefit realized by the Corporation with respect to such state and local Covered Taxes), (ii) the Corporation shall use the Non-Existing Basis, Non-Exchange Existing Basis, the Non-Adjusted Basis and Non-Blocker Transferred Basis and, without duplication, exclude any Blocker Tax Attributes, (iii) the Corporation shall not take into account any Imputed Interest and (iv) the Corporation shall be entitled to make reasonable simplifying assumptions in making any determinations contemplated by this definition.

“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 of the Code or any similar provisions of state or local tax Law with respect to the Corporation’s payment obligations under this Agreement.

“Independent Directors” means the members of the Board who (a) are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted, (b) are not officers, directors, employees, equityholders, partners, managers, members, or Affiliates of, and do not have any material direct or indirect financial interest in, any TRA Party or any Affiliate of any TRA Party, and (c) do not have any pecuniary or financial interest in the outcome of any decision or determination to be made by the Independent Directors under this Agreement that is materially different from the interests of the holders of Class A Common Stock generally; provided that no Person shall fail to be an Independent Director solely by reason of (i) being a director, officer, employee, equityholder, partner, member, or manager of the Corporation or any of its Subsidiaries, (ii) having equity interests in the Corporation or XERC, or (iii) being entitled to receive any payment under this Agreement unless such entitlement would reasonably be expected to result in such Person having a pecuniary or financial interest in any such decision or determination that is materially different from the interests of the holders of Class A Common Stock generally.

“Initial TRA Representative” means X-Energy Holding, LLC, a Delaware limited liability company, together with its Affiliates and their respective successors and assigns.

“Interest Amount” is defined in Section 3.1(b)(vi).

“IPO” is defined in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit C to this Agreement.

“Joinder Requirement” is defined in Section 7.5(a).

“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

“Market Value” means (i) with respect to an Exchange (other than a deemed Exchange described in clause (ii) below), the value of the Class A Common Stock on the applicable Exchange date used by the Corporation in its U.S. federal income tax reporting with respect to such Exchange, and (ii) with respect to a deemed Exchange pursuant to Valuation Assumption, (a) if the Class A Common Stock trades on a securities exchange or automated or electronic quotation system, the arithmetic average of the high trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) and the low trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) or (b) if the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, the fair market value of one share of Class A Common Stock, as determined by the Corporation in good faith, that would be obtained in an arms’ length free market transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any undue pressure or compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller and without any discounts for liquidity or minority discount.

“Material Breach” means (i) subject to the exceptions set forth in this Agreement (including Section 4.1(c) and Section 5.1), the Corporation’s failure to make a Payment (along with any applicable interest) within ninety (90) calendar days of the applicable Final Payment Date, (ii) an intentional material breach by the Corporation of a material obligation under this Agreement or (iii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.

“Mergers” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii).

“Non-Adjusted Basis” means, with respect to any Reference Assets which are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land, attributable to Common Units received in an Exchange determined at the time of the Exchange, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-Blocker Transferred Basis” means, with respect to any Reference Asset that has Blocker Transferred Basis at the time of the Mergers, the Tax basis that such Reference Asset would have had if the Blocker Transferred Basis at the time of the Mergers was equal to zero.

“Non-Exchange Existing Basis” means, with respect to any Reference Assets which are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land, attributable to Common Units received in an Exchange or the Common Unit Contribution, determined at the time of the Exchange or the Common Unit Contribution, the tax basis that such Reference Assets would have had if the Exchange Existing Basis was equal to zero.

“Non-Existing Basis” means, with respect to any Reference Asset at the time of the IPO that is amortizable under Section 197 of the Code and reported as amortizable on IRS Form 4562 for U.S. federal income tax purposes, the tax basis that such Reference Asset would have had if the Existing Basis at the time of the IPO (or, in the case of any adjustments as a result of the Unit Purchase and the entry into this Agreement, at the time of the Unit Purchase) or a Subsequent Capital Contribution, as applicable was equal to zero.

“Objection Notice” is defined in Section 2.4(a)(ii).

“Operating Agreement” means that certain [Eighth] Amended and Restated Limited Liability Company Agreement of XERC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

“Other TRA” means any other tax receivable agreement or any other agreement that is substantially similar in nature to a tax receivable agreement to which the Corporation or any of its Subsidiaries is a party. For the avoidance of doubt, the effect of any Other TRA shall not be taken into account in respect of any calculations made hereunder.

“Parties” means the parties named on the signature pages to this Agreement and each additional party that satisfies the Joinder Requirements, in each case with their respective successors and assigns.

“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.

“Permitted Transferee” means a holder of Common Units pursuant to any transfer of such Common Units permitted by the Operating Agreement.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision of any government, or an agency or instrumentality of any government.

“Pre-Exchange Transfer” means any transfer (or deemed transfer) of one or more Common Units (i) that occurs prior to an Exchange of such Common Units or the Common Unit Contribution and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv).

“Realized Tax Detriment” is defined in Section 3.1(b)(v).

“Recapitalization” is defined in the recitals to this Agreement.

“Reconciliation Dispute” is defined in Section 7.8(a).

“Reconciliation Procedures” is defined in Section 7.8(a).

“Redemption” is defined in the recitals to this Agreement.

“Reference Assets” means any asset of any member of the XERC Group on the relevant date of determination under this Agreement (including at the time of an Exchange). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Schedule” means any of the following: (i) an Attribute Schedule; (ii) a Tax Benefit Schedule; (iii) an Early Termination Schedule; and (iv) any Amended Schedule.

“Senior Obligations” is defined in Section 5.1.

“SOFR” means, with respect to any period, the Secured Overnight Financing Rate, as reported by the Wall Street Journal two (2) Business Days prior to the commencement of such period.

“Subordination Rate” means a per annum rate of [__].

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporation that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the closing date of the IPO.

“Taxing Authority” means any federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Trading Day” means any day on which shares of Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Class A Common Stock are then traded.

“TRA Parties” means the Exchange TRA Parties, the Blocker Shareholders and their Permitted Transferees.

“TRA Representative Approval” means written approval by the TRA Representative.

“TRA Payment Obligations” is defined in Section 5.1.

“TRA Representative” means the Initial TRA Representative; provided, however, that if the Initial TRA Representative does not continue to hold any rights to receive payments under this Agreement, then such TRA Party that holds such TRA rights at such time and holds the majority of Common Units subject to this Agreement (the number of Common Units subject to this Agreement shall be determined at such time) shall be the TRA Representative.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time.

“U.S.” means the United States of America.

“Units” shall have the meaning ascribed to such term in the Operating Agreement.

“Unit Purchase” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(i)            in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the Covered Tax Assets (other than any such Covered Tax Assets that constitute or have resulted in net operating losses, disallowed interest expense carryforwards, or credit carryforwards or carryovers (determined as of the Early Termination Effective Date), which shall be governed by paragraph (iv) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii)           the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into Law, and the combined U.S. state and local income and franchise tax rates shall be the Assumed State and Local Tax Rate in effect for each such Taxable Year (calculated based on apportionment factors applicable in the most recently ended Taxable Year prior to the Early Termination Effective Date);

(iii)          all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, that the combined tax rate for U.S. state and local income and franchise taxes shall be the Assumed State and Local Tax Rate;

(iv)          any carryovers or carrybacks of losses, credits, or disallowed interest expense generated by any Covered Tax Assets (including any Basis Adjustments or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (after taking into account any applicable limitations, including Section 172(a)(2)(B) of the Code) as of the Early Termination Effective Date will be used by the Corporation ratably in each of the five consecutive Taxable Years beginning with the Taxable Year that includes the Early Termination Effective Date (but, in the case of any such carryover or carryback that has less than five remaining Taxable Years until the applicable expiration date, ratably through the scheduled expiration date of such carryover or carryback) (by way of example, if on the Early Termination Effective Date the Corporation had $100 of net operating losses, $20 of such net operating losses would be used in each of the five consecutive Taxable Years beginning in the Taxable Year of such Early Termination Effective Date);

(v)           any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the fifteenth anniversary of the Early Termination Effective Date and any Subsidiary Stock will be deemed never to be disposed of;

(vi)          if, on the Early Termination Effective Date, any TRA Party has Common Units that have not been Exchanged or otherwise acquired by the Corporation as part of the Common Unit Contribution, then such Common Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock or the amount of cash that would be received by such TRA Party had such Common Units actually been Exchanged on the Early Termination Effective Date;

(vii)         any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions; and

(viii)        with respect to Taxable Years ending prior to the Early Termination Effective Date, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid.

“Voluntary Early Termination” is defined in Section 4.2(a)(i).

“XERC” is defined in the preamble to this Agreement.

“XERC Group” means XERC and each of its direct or indirect subsidiaries that is treated as a partnership or disregarded entity for U.S. federal, and applicable state and local, income tax purposes (but excluding any such subsidiary to the extent it is directly or indirectly held by or through any entity treated as a corporation for U.S. federal, and applicable state and local, income tax purposes (other than the Corporation)).

Section 1.2.         Rules of Construction. Unless otherwise specified in this Agreement:

(a)            For purposes of interpretation of this Agreement:

(i)            The words “herein,” “hereto,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement.

(ii)           Words denoting any gender shall include all genders, and words in the singular, including any defined terms, include the plural and vice versa.

(iii)          Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(iv)          All financial accounting terms used and not otherwise defined in this Agreement have the meaning assigned to such terms in accordance with GAAP.

(v)           Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.

(vi)          The term “Dollars” or character “$” means United States dollars.

(vii)         The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”.

(viii)        The word “if” and other words of similar import when in this Agreement means “if and only if”.

(ix)           The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.

(x)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c)            The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(d)            Unless otherwise expressly provided in this Agreement, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by this Agreement, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

Determination of Realized Tax Benefit

Section 2.1.         Basis Adjustments; XERC 754 Election.

(a)            Basis Adjustments. The Parties acknowledge and agree that to the fullest extent permitted by applicable Law (i) each Redemption using cash or Class A Common Stock contributed to XERC by the Corporation shall be treated as a direct purchase of Common Units by the Corporation from the applicable Exchange TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) (i.e., equivalent to a Direct Exchange), and (ii) each (A) Exchange, (B) payment made by the Corporation (including under this Agreement, but except with respect to amounts that constitute Imputed Interest) to an Exchange TRA Party in connection with an Exchange or the Common Unit Contribution and (C) each distribution (or deemed distribution) from XERC to an Exchange TRA Party that may reasonably be treated as a transaction between the Corporation and the Exchange TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) will give rise to an increase or decrease to, or the Corporation’s proportionate share of, the tax basis of the Reference Assets (which are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land) under Section 732, 734(b), or 743(b) or 1012 of the Code (or any similar provisions of state or local tax Law) (the “Basis Adjustments”). For purposes of determining the Corporation’s proportionate share of the tax basis of the Reference Assets with respect to the Common Units transferred in an Exchange under Treasury Regulations Section 1.743-1(b) (or any similar provisions of state or local tax Law), the consideration paid by the Corporation for such Common Units shall be the Amount Realized. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units is to be determined as if any Pre-Exchange Transfer of such Common Units had not occurred.

(b)            XERC Section 754 Election. The Corporation shall cause each of XERC and its Subsidiaries (as reasonably determined by the Corporation) that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state or local tax Law) for each Taxable Year in which an Exchange occurs. The Corporation shall take commercially reasonable efforts to cause each Person in which XERC owns a direct or indirect equity interest (other than a Subsidiary and any Person that is directly or indirectly held by or through an entity treated as a corporation for U.S. federal, and applicable state and local, income tax purposes) that is so treated as a partnership to have in effect any such election for each Taxable Year in which an Exchange occurs.

Section 2.2.          Attribute Schedules. Within one hundred and fifty (150) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Parties a schedule showing, in reasonable detail, (i) the Covered Tax Assets that are available for use by the Corporation with respect to such Taxable Year with respect to each TRA Party (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges, Common Unit Contribution or the Mergers effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable), (ii) the portion of the Covered Tax Assets that are available for use by the Corporation in future Taxable Years with respect to each TRA Party and (iii) any limitations on the ability of the Corporation to utilize any Covered Tax Assets under applicable Laws (including as a result of the operation of Section 382 of the Code or Section 383 of the Code) (such schedule, an “Attribute Schedule”). An Attribute Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3.          Tax Benefit Schedules.

(a)            Tax Benefit Schedule. Within one hundred and fifty (150) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment Attributable to a TRA Party, the Corporation shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b)            Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Covered Tax Assets, as determined using a “with and without” methodology. Carryovers or carrybacks of any tax item attributable to any of the Covered Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state and local tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Covered Tax Assets (a “TRA Portion”) and another portion that is not attributable to any Covered Tax Assets (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)). In accordance with [Section 5.04(b)] of the Operating Agreement, any revaluation of the Book Value (as defined in the Operating Agreement) of any property of XERC in connection with the IPO shall be determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Book Value) using the [“traditional method with curative allocations limited to back end gain on sale.”]

Section 2.4.          Procedures; Amendments.

(a)            Procedures. Each time the Corporation delivers a Schedule to the TRA Parties under this Agreement, the Corporation shall, with respect to such Schedule, also (i) deliver to the TRA Representatives supporting schedules and work papers, as reasonably requested by any TRA Representative, that provide a reasonable level of detail regarding relevant data and calculations and (ii) allow the TRA Representatives and their advisors to have reasonable access to the appropriate representatives, as reasonably requested by the TRA Representatives, at the Corporation or the Advisory Firm in connection with a review of relevant information. A Schedule will become final and binding on the TRA Parties thirty (30) calendar days from the date on which the TRA Parties first received the applicable Schedule unless (x) a TRA Representative, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such TRA Representative’s material objection (an “Objection Notice”) or (y) the TRA Representative provides a written waiver of its right to deliver an Objection Notice within such period, in which such Schedule becomes binding on the date the waiver from the TRA Representatives is received. If the Parties, for any reason, are unable to resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the applicable TRA Representative shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.

(b)            Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in such Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to the TRA Parties, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the applicable TRA Parties within sixty (60) calendar days of the occurrence of an event referred to in any of clauses (i) through (v) of the preceding sentence, and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a).

ARTICLE III

Tax Benefit Payments

Section 3.1.          Timing and Amount of Tax Benefit Payments.

(a)            Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is five (5) Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant TRA Party the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party. For the avoidance of doubt, no TRA Party shall be required under any circumstances to return any Payment or any Default Rate Interest paid by the Corporation to such TRA Party.

(b)            Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Party means an amount equal to the sum of the Net Tax Benefit that is Attributable to such TRA Party plus the Interest Amount with respect thereto and minus any TRA Accounting and Legal Expenses that have not previously been taken into account in the determination of a Tax Benefit Payment as of the end of such Taxable Year. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.

(i)            Attributable. A Net Tax Benefit is “Attributable” to a TRA Party in accordance with the following principles:

(A) any Blocker Transferred Basis is Attributable to the Blocker Shareholders in accordance with such Blocker Shareholders’ proportionate ownership of the total equity interests of the Blocker Corporation immediately prior to the Mergers;

(B) any Existing Basis shall be determined separately with respect to each Exchange TRA Party and is Attributable to an Exchange TRA Party based on such Exchange TRA Party’s relative pro rata share in accordance with percentage interest of Common Units held immediately after the IPO or, in the case of a Subsequent Capital Contribution, immediately prior to such Subsequent Capital Contribution;

(C)  any Exchange Existing Basis shall be determined separately with respect to each Exchange TRA Party and is Attributable to each TRA Party to the extent it is attributable to Common Units that were transferred in an Exchange or the Common Unit Contribution by such TRA Party;

(D) any Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Basis Adjustment relating to Common Units delivered to the Corporation by such TRA Party in the Exchange or the Common Unit Contribution or such total Basis Adjustment attributable to any distribution (or deemed distribution) to such TRA Party; and

(E) any deduction to the Corporation in respect of Imputed Interest is Attributable to the TRA Party that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to tax thereon).

(ii)           Net Tax Benefit. The “Net Tax Benefit” with respect to a TRA Party for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such TRA Party as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such TRA Party under this Section 3.1 (excluding payments attributable to Interest Amounts).

(iii)          Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv)          Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding impact on the Hypothetical Tax Liability as a result of such audit or similar proceeding, if applicable, shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v)           Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding impact on the Hypothetical Tax Liability as a result of such audit or similar proceeding, if applicable, shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi)          Interest Amount. The “Interest Amount” in respect of a TRA Party equals interest on the unpaid amount of the Net Tax Benefit with respect to such TRA Party for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the TRA Party is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.

(vii)         “TRA Accounting and Legal Expenses” means the Corporation’s and XERC’s reasonable and documented accounting and legal expenses payable to any applicable nationally-recognized accounting firm and nationally-recognized law firm, as well as its reasonable allocation of internal accounting costs incurred, in connection with the administration of this Agreement. For these purposes, such amount is allocated among the TRA Parties in the same proportion to the respective Tax Benefit Payments to be paid under Section 3.1(a) (not taking into consideration any allocable TRA Accounting and Legal Expenses for such Taxable Year) bears to the total amount of Tax Benefit Payments to be paid to all TRA Parties under Section 3.1(a). Any TRA Accounting and Legal Expenses shall be carried forward to the following Taxable Year to the extent such TRA Accounting and Legal Expenses are not taken into account in the final determination of the Tax Benefit Payment for such Taxable Year because the Tax Benefit Payment due for such Taxable Year (determined without regard to TRA Accounting and Legal Expenses) is less than the amount of TRA Accounting and Legal Expenses for such Taxable Year (including any carried forward amounts). For the avoidance of doubt, no expenses incurred in connection with or attributable to the IPO shall be included in TRA Accounting and Legal Expenses.

(viii)        The TRA Parties acknowledge and agree that, as of the date of this Agreement and the date of the Common Unit Contribution, the Mergers or any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless a TRA Party notifies the Corporation otherwise, the stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)) with respect to (A) with respect to any transfer of Common Units by an Exchange TRA Party pursuant to the Common Unit Contribution shall not exceed the sum of (I) the value of the Class A Common Stock delivered to the Exchange TRA Party in the Common Unit Contribution plus (II) [●%] of the Covered Tax Assets relating to the Common Unit Contribution, and the aggregate Payments under this Agreement to such Exchange TRA Party (other than amounts accounted for as interest under the Code) in respect of the Covered Tax Assets relating to the Common Unit Contribution shall not exceed the amount described in this clause (A)(II) and (B) any transfer of Common Units by an Exchange TRA Party pursuant to an Exchange shall not exceed the sum of (I) the value of the Class A Common Stock or the amount of cash delivered to the Exchange TRA Party, in each case, in the Exchange plus (II) the product of (1) the highest marginal federal income tax rate applicable to corporations in effect for the taxable year of such Exchange plus the Assumed State and Local Tax Rate for the taxable year of such Exchange and (2) [85%] of the Existing Basis that is Attributable to Exchange TRA Party and allocable to the Exchange and the Covered Tax Assets relating to the Exchange, and the aggregate Payments under this Agreement to such Exchange TRA Party (other than amounts accounted for as interest under the Code) in respect of the Covered Tax Assets relating to the Exchange shall not exceed the amount described in this clause (B)(II) and (C) with respect to the Mergers (including amounts payable to the Blocker Shareholder pursuant to this Agreement) shall not exceed sum of (I) the value of the Class A Common Stock delivered to the Blocker Shareholders in the Mergers on the closing date of such Mergers, (II) the amount of cash, if any, delivered to the Blocker Shareholders in the Mergers plus (III) the product of (1) the highest marginal federal income tax rate applicable to corporations in effect for the taxable year of such Exchange plus the Assumed State and Local Tax Rate for the taxable year of such Exchange and (2) [●]% of the sum of the Blocker Tax Attributes, and the aggregate Payments under this Agreement to such Blocker Shareholders (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (C)(III).

Section 3.2.        No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount that may be required under this Agreement, and the provisions hereunder shall be consistently interpreted and applied in accordance with that intent.

Section 3.3.        Pro-Ration of Payments as Between the TRA Parties.

(a)            Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Covered Tax Assets (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the TRA Parties in proportion to the respective Tax Benefit Payments that would have been payable if the Corporation had sufficient taxable income. For example, if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Covered Tax Assets in a particular Taxable Year (with $50 of such Covered Tax benefits Attributable to TRA Party A and $150 Attributable to TRA Party B), such that TRA Party A would have been entitled to a Tax Benefit Payment of $42.50 and TRA Party B would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had sufficient actual taxable income, and if the Corporation instead had insufficient actual taxable income in such Taxable Year, such that the Covered Tax benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to TRA Party A and $75 would be allocated to TRA Party B, such that TRA Party A would receive a Tax Benefit Payment of $21.25 and TRA Party B would receive a Tax Benefit Payment of $63.75.

(b)            Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each TRA Party pro rata in accordance with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all TRA Parties in respect of all prior Taxable Years have been made in full. Notwithstanding the preceding sentence, for the avoidance of doubt, the Default Rate shall not apply (and the Agreed Rate shall apply) in such certain circumstances described in the second proviso to third sentence of Section 4.1(c) and Section 5.2. Notwithstanding anything herein to the contrary, no interest shall accrue with respect to the delay of any payments as a result of a Reconciliation Dispute pursuant to Section 7.8.

Section 3.4.        Overpayments. Subject to the procedures described in Section 2.4(a), to the extent the Corporation makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) or Section 4.3(a) until such TRA Party has foregone an amount of payments equal to such excess; provided, that for the avoidance of the doubt, no TRA Party shall be required to return any Payment or any interest paid by the Corporation to such TRA Party.

ARTICLE IV

Termination

Section 4.1.        Early Termination of Agreement; Acceleration Events.

(a)            Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement, as and to the extent provided herein, by paying in full each and every TRA Party the Early Termination Payment (along with any applicable Default Rate Interest) due to such TRA Party.

(b)            Change of Control. In the event of a Change of Control, this Agreement shall not terminate and, for the avoidance of doubt, shall not result in any rights or obligations with respect to any Early Termination Payment; provided, however, that a majority of the Independent Directors may approve in writing to terminate this Agreement in accordance with Section 7.5(b) upon such Change of Control under the terms and conditions (including payment obligations, if any) determined in the sole judgement of such Independent Directors. In the event of a Change of Control, all obligations hereunder shall be calculated (i) utilizing the Valuation Assumptions by substituting in each case the terms “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears and (ii) if, at the time of the Change of Control, there are Common Units that have not been Exchanged, then each such Common Unit, shall be deemed Exchanged for the Market Value of the Class A Common Stock and the amount of cash that would be transferred if the Exchange occurred at the time of the Change of Control.

(c)            Breach of Agreement. In the event of a Material Breach that has not been cured prior to the due date of the Tax Return (including extensions) of the Corporation for the Taxable Year in which such Material Breach occurred, all Tax Benefit Payments shall be calculated utilizing the Valuation Assumptions; provided that, (i) if such Material Breach is cured prior to the due date of the Tax Return (including extensions) of the Corporation for the Taxable Year in which such Material Breach occurred, then the Valuation Assumptions shall not apply and the Tax Benefit Payments shall be calculated pursuant to this Agreement as if such Material Breach had not occurred and (ii) if such Material Breach is cured after such date, then the Valuation Assumptions shall no longer apply with respect to any Tax Benefit Payments for any Taxable Year that includes or ends after the date of such cure. Subject to the next sentence, the Corporation’s failure to make a Payment (along with any applicable interest) within ninety (90) calendar days of the applicable Final Payment Date shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is ninety (90) calendar days after the relevant Final Payment Date because the Corporation (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have, and cannot take commercially reasonable actions to obtain, sufficient funds to make such payment, such failure to make a Tax Benefit Payment will not constitute a Material Breach; provided that (A) such payment obligation nevertheless [will accrue Default Rate Interest for the benefit of the TRA Parties in accordance with Section 5.2, provided that the Default Rate shall be replaced by the Subordination Rate], (B) the Corporation shall promptly (and in any event, within five (5) Business Days) pay the entirety of the unpaid amount (along with any applicable interest) once the Corporation is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and the Corporation has sufficient funds to make such payment and (C) the failure of the Corporation to comply with the foregoing clause (B) will constitute a Material Breach. For the avoidance of doubt, all cash and cash equivalents used or to be used by the Corporation to pay distributions to its stockholders or to repurchase capital stock of the Corporation (including Class A Common Stock) shall be deemed to be funds available to pay Tax Benefit Payments (along with any applicable interest). The Corporation shall use commercially reasonable efforts to maintain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement.

(d)            In the case of a termination pursuant to the foregoing paragraphs (a), upon the Corporation’s payment in full of the Early Termination Payment (along with any applicable Default Rate Interest) to each TRA Party, the Corporation shall have no further payment obligations under this Agreement other than with respect to any Tax Benefit Payments (along with any applicable Default Rate Interest) in respect of any Taxable Year ending prior to the Early Termination Effective Date, and such payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement. If an Exchange subsequently occurs with respect to Common Units for which the Corporation has paid the Early Termination Payment in full, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

Section 4.2.        Early Termination Notice.

(a)            If (i) the Corporation chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”) or (ii) a Material Breach occurs, the Corporation shall, in each case, deliver to the TRA Parties a reasonably detailed notice of the Corporation’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, the Corporation may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid and the terms of this Agreement shall apply as if such Early Termination Notice had never been delivered.

(b)            The Corporation shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) in case of a Voluntary Early Termination, simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(c), as soon as reasonably practicable following the occurrence of the Material Breach giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.4(a) shall be the “Early Termination Reference Date”.

Section 4.3.        Payment upon Early Termination.

(a)            Timing of Payment. By the date that is five (5) Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), the Corporation shall pay in full to each TRA Party an amount equal to the Early Termination Payment applicable to such TRA Party. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the applicable TRA Party.

(b)            Amount of Payment. The “Early Termination Payment” payable to a TRA Party pursuant to Section 4.3(a) shall equal the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by the Corporation to such TRA Party, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each TRA Party in accordance with this Agreement, regardless of whether a TRA Party has Exchanged all of its Common Units as of the Early Termination Effective Date.

ARTICLE V

Subordination and Late Payments

Section 5.1.        Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the TRA Parties under this Agreement (the “TRA Payment Obligations”) shall be contractually subordinate and junior in right of payment to any principal, interest, premium, fees, expenses, indemnification obligations or other amounts due and payable in respect of (a) any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation or any of its Subsidiaries (other than, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations), (b) any guarantee by the Corporation or any of its Subsidiaries of any obligations described in clause (a), and (c) any refinancing, extension, renewal or replacement of any obligation described in clauses (a) or (b) (collectively “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. For the avoidance of doubt, nothing in this Agreement shall prohibit the Corporation from entering into Senior Obligations, including Senior Obligations in which the TRA Payment Obligations are deemed to be restricted payments under such agreements. Any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest, or other amounts due and payable in respect of any Other TRA. The effect of any Other TRA shall not be taken into account in respect of any calculations made hereunder.

Section 5.2.        Late Payments by the Corporation. Subject to Section 4.1(c), the amount of any Payment not made to any TRA Party by the applicable Final Payment Date shall be payable together with “Default Rate Interest,” calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such TRA Party.

ARTICLE VI

Tax Matters; Consistency; Cooperation

Section 6.1.        Participation in the Corporation’s and XERC’s Tax Matters. Except as otherwise provided herein or in Article IX of the Operating Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and XERC, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes; provided, however, that the Corporation shall not settle any issue pertaining to Covered Tax Assets that is reasonably expected to materially adversely affect the TRA Parties’ rights and obligations under this Agreement without the consent of the TRA Representatives, such consent not to be unreasonably withheld, conditioned or delayed. If the TRA Representatives fail to respond to any notice with respect to the settlement of any such issue within thirty (30) calendar days of its receipt of the applicable notice, the TRA Representatives shall be deemed to have consented to the proposed settlement or other disposition. Notwithstanding the foregoing, (i) the Corporation shall notify the TRA Representatives of, and keep them reasonably informed with respect to, the portion of any audit by any Taxing Authority of the Corporation, XERC or any of XERC’s Subsidiaries, the outcome of which is reasonably expected to materially and adversely affect the TRA Parties’ rights and obligations under this Agreement, including the timing of anticipated Tax Benefit Payments and (ii) the TRA Representatives shall each have the right to participate in and to monitor at their own expense (but, for the avoidance of doubt, not to control) any such issue in any such tax audit. To the extent there is a conflict between this Agreement and the Operating Agreement as it relates to tax matters concerning Covered Taxes and the Corporation and XERC, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control.

Section 6.2.        Consistency. Except upon the written advice of the Advisory Firm, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by the Corporation and applicable members of the XERC Group on their respective Tax Returns. Each TRA Party shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such TRA Party, except as otherwise required by applicable Law. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, the TRA Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by applicable Law or unless the Corporation and all of the TRA Representatives agree to the use of other procedures and methodologies.

Section 6.3.        Cooperation.

(a)            Each TRA Party shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of XERC or any of its Subsidiaries or contesting or defending any related audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter. Upon the request of any TRA Party, the Corporation shall use commercially reasonable efforts to execute and provide such documents and otherwise cooperate in taking any action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement.

ARTICLE VII

Miscellaneous

Section 7.1.        Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered, if delivered in person; (ii) when sent, if sent by electronic mail or other electronic means (provided that no “bounce back” or similar message is received); (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Corporation, to:

X-energy, Inc.

801 Thompson Avenue, Suite 400

Rockville, MD 20852

Attn: [●]

Email: [●]

With a copy (which will not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

Attn: Paul Sheridan; Ian Schuman; John Slater

Email: paul.sheridan@lw.com; ian.schuman@lw.com; john.slater@lw.com

If to any TRA Party, to the address and e-mail address specified on such TRA Party’s signature page to the applicable Joinder or otherwise on file with the Corporation or XERC.

Any Party may change its address or e-mail address by giving each of the other Party written notice thereof in the manner set forth above.

Section 7.2.        Counterparts. This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the TRA Parties and delivered to the other TRA Parties, it being understood that all TRA Parties need not sign the same counterpart.

Section 7.3.        Entire Agreement; No Third-Party Beneficiaries. This Agreement and the documents or instruments referred to in this Agreement, including any exhibits attached, which exhibits are incorporated by reference, embody the entire agreement and understanding of the Parties in respect of the subject matter contained in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement or the documents or instruments referred to in this Agreement, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained in this Agreement. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or a successor or permitted assign of such a Party.

Section 7.4.        Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 7.5.        Assignments; Amendments; Successors; No Waiver.

(a)            Assignment. [Each TRA Party may assign any of its rights under this Agreement to (i) any transferee of Common Units beneficially owned by such TRA Party in a transfer permitted by the Operating Agreement or (ii) to an Affiliate of such TRA Party, in each case, so long as such assignee executes and delivers a Joinder agreeing to succeed to the applicable portion of such TRA Party’s interest in this Agreement and to become a Party for all purposes of this Agreement (the joinder requirement in this sentence, the “Joinder Requirement”).] No TRA Party may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to any Person without (i) such Person fulfilling the Joinder Requirement and (ii) except with respect to an assignment pursuant to the preceding sentence, the express prior written consent of the Corporation (not to be unreasonably withheld, conditioned, or delayed except that the Corporation may withhold, condition, or delay its consent in its sole discretion to any transfer by a TRA Party (x) if the TRA Party is an original signatory to this Agreement and that TRA Party seeks to transfer a portion of its rights, in the aggregate, to more than [five] transferees, or (y) if the TRA Party is not an original signatory to this Agreement and that TRA Party seeks to transfer less than all of its rights (the requirement in this clause (ii), the “Consent Requirement”)). Any purported assignment without the Joinder Requirement and, except with respect to an assignment pursuant the first sentence of this Section 7.5, the Consent Requirement shall be null and void. For the avoidance of doubt, if a TRA Party transfers Common Units in accordance with the terms of the Operating Agreement but does not assign to the transferee of such Common Units its rights under this Agreement with respect to such transferred Common Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Common Units (and any such transferred Common Units shall be separately identified, so as to facilitate the determination of payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person without TRA Party Approval (and any purported assignment without such consent shall be null and void).

(b)            Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation with the approval of the TRA Representative; provided further that, to the extent any amendment would materially, adversely and disproportionately affect a TRA Party with respect to any rights under this Agreement, such amendment shall require the written approval of such affected TRA Party. For the avoidance of doubt, a TRA Party shall not be deemed to be materially, adversely and disproportionately affected solely by reason of having delivered Covered Tax Assets in different quantities or at different times compared to other TRA Parties.

(c)            Successors. Except as provided in Section 7.5(a), all of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d)            Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 7.6.        Resolution of Disputes; Governing Law.

(a)            Except for Reconciliation Disputes subject to Section 7.7, any and all disputes which cannot be settled after good faith negotiation within sixty (60) calendar days, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.6 or Section 7.7) (each, a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by the majority vote of a panel of three arbitrators, of which the Corporation shall designate one arbitrator and the TRA Parties that are party to such Dispute shall designate one arbitrator, in each case in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. In addition to monetary damages, the arbitrators shall be empowered and permitted to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrators are not empowered to award damages in excess of compensatory damages, and each TRA Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any award shall be the sole and exclusive remedy between the TRA Parties regarding any claims, counterclaims, issues or accounting presented to the arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

(b)            Notwithstanding the provisions of paragraph (a) above, any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraphs (c) and (d) of this Section 7.6 to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions hereunder would be difficult to calculate and that remedies at law would be inadequate.

(c)            This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, in all respects, including as to validity, interpretation and effect, the Laws of the State of Delaware, applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.. Subject to this Section 7.6 and Section 7.7, the Parties agree that any suit or proceeding in connection with, arising out of or relating to this Agreement must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom (or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such suit or proceeding; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the suit or proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court. Nothing in this Agreement shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence a suit or proceeding or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any suit or proceeding brought pursuant to this Section 7.6(c).

(d)            Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.7(b) or 7.7(c) and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e)            Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(f)            ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. THEREFORE, EACH SUCH PARTY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 7.7.        Reconciliation Procedures.

(a)            In the event that the Corporation and any TRA Representative are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable TRA Representative shall, within fifteen (15) calendar days of the commencement of a Reconciliation Dispute, mutually select a nationally recognized expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such TRA Representative agree otherwise, the Expert (and its employing firm) shall not have any material relationship with the Corporation or such TRA Representative or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such fifteen (15) calendar-day time period, the selection of an Expert shall be treated as a Dispute subject to Section 7.6 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) an Attribute Schedule, Early Termination Schedule or an amendment to either within thirty (30) calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.7(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.7 or a Dispute within the meaning of Section 7.6 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.6.

(b)            The sum of (a) the costs and expenses relating to (i) the engagement (and if applicable selection by an arbitration panel) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable and documented out-of-pocket costs and expenses of the Corporation and the applicable TRA Representative incurred in the conduct of such resolution process shall be allocated between the Corporation, on the one hand, and the applicable TRA Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such Party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such Party shall promptly reimburse the other Party for the excess that such other Party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence.

Section 7.8.        Withholding. The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Party in respect of whom the deduction and withholding was made. Each TRA Party shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable Law. For the avoidance of doubt, this Section 7.8 shall apply to any Person who becomes a Party to this Agreement pursuant to Section 7.5.

Section 7.9.        Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)            If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of state or local tax Law, then (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)            If the Corporation or any member of the XERC Group transfers one or more Reference Assets to a Person treated as a corporation for U.S. federal income tax purposes (with which the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code), unless otherwise agreed to by the Corporation and each of the TRA Representatives, such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporation or XERC Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation or any member of the group described in Section 7.10(a) (excluding any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.10(b).

Section 7.10.        Confidentiality. Each TRA Party and each of its respective assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by Law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any other Person any confidential information, acquired pursuant to this Agreement, of the Corporation or its controlled Affiliates or their successors. This Section 7.11 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its controlled Affiliates, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Party to prosecute or defend claims arising under or relating to this Agreement and (iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the TRA Parties and each of their assignees (and each employee, representative or other agent of the TRA Parties or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the TRA Parties and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the TRA Parties relating to such tax treatment and tax structure. If a TRA Party or an assignee commits, or threatens to commit, a breach of any of the provisions of this Section 7.11, the Corporation shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation or any of its controlled Affiliates and that money damages alone will not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at Law or in equity.

Section 7.11.        Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then, at the written election of such TRA Party in its sole discretion (in an instrument signed by such TRA Party and delivered to the Corporation) and to the extent specified therein by such TRA Party, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such TRA Party; provided, for the avoidance of doubt, such voluntary termination of rights by a TRA Party shall not result in or cause a termination or acceleration event under Section 4.1.

Section 7.12.        Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any TRA Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.

Section 7.13.        Independent Nature of Rights and Obligations. The rights and obligations of each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a TRA Party hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated by this Agreement.

Section 7.14.        Tax Characterization. The Parties intend that (i) each (A) Exchange, (B) payment made under this Agreement (except with respect to amounts that constitute Imputed Interest) to an Exchange TRA Party in connection with an Exchange, the Mergers or the Common Unit Contribution, (C) each distribution (or deemed distribution) from XERC to an Exchange TRA Party that may reasonably be treated as a transaction between the Corporation and the Exchange TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) shall give rise to Basis Adjustments, (ii) the rights received and (without duplication) payments (except with respect to amounts that constitute Imputed Interest) made, in each case, in respect of the Common Units acquired by the Corporation from the Exchange TRA Parties in the Common Unit Contribution (or any similar future contribution qualifying under Section 351 of the Code) will be treated as other property or money received for purposes of Section 351(b) of the Code and (iii) Tax Benefit Payments (other than Tax Benefit Payments treated as Imputed Interest thereon) made to the Blocker Shareholders in respect of such TRA Party’s interest in such Blocker Company shall be treated as other property or money received by reason of the Mergers under Section 356 and not be treated as a payment that has the effect of a distribution of a dividend in excess of such TRA Party’s “ratable share of the undistributed earnings and profits” (within the meaning of Treasury Regulations Section 1.356-a(c)(l)) of the applicable Blocker Company as of the date of the Mergers; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceedings in connection with such position. To the extent this Agreement imposes obligations on XERC or a member of XERC, this Agreement shall be treated as part of the Operating Agreement as described in Section 761(c) of the Code and Treasury Regulations Sections 1.761-1(c) and 1.704-1(b)(2)(ii)(h).

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

X-ENERGY, INC.

By:
Name:
Title:

XERC:

X-ENERGY REACTOR COMPANY, LLC

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

TRA PARTIES:

ACIP Investments Pooling LLC - Series 31

By:
Name:
Title:

ARES X-ENERGY CO-INVEST LP

By:
Name:
Title:

ARES X-ENERGY HOLDINGS LP

By:
Name:
Title:

GHAFFARIAN ENTERPRISES, LLC

By:
Name:
Title:

GM ENTERPRISES, LLC

By:
Name:
Title:

IBX COMPANY OPPORTUNITY FUND 1, LP

By:
Name:
Title:

IBX COMPANY OPPORTUNITY FUND 2, LP

By:
Name:
Title:

IBX OPPORTUNITY GP, INC.

By:
Name:
Title:

IBX X-ENERGY SPV I, LLC

By:
Name:
Title:

KAMAL GHAFFARIAN

By:
Name:
Title:

X-ENERGY HOLDINGS, LLC

By:
Name:
Title:

X-ENERGY KG PARENT, LLC

By:
Name:
Title:

JANE STREET GLOBAL TRADING, LLC

By:
Name:
Title:

XENON REACTOR COMPANY HOLDCO LLC

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Exhibit C

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _______________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [ • ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among X-energy, Inc., a Delaware corporation (the “Corporation”), X-energy Reactor Company, LLC, a Delaware limited liability company (the “LLC”), and each of the TRA Parties from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.	Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a TRA Party.

2.	Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Party under the Tax Receivable Agreement, with all the rights, privileges and responsibilities of a party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW TRA PARTY]

By
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

X-ENERGY, INC.

By
Name:
Title:

[Signature Page to Joinder to Tax Receivable Agreement]